Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-224410) of W&T Offshore, Inc.,

(2)	Registration Statement (Form S-3 No. 333-214168) of W&T Offshore, Inc.,

(3)	Registration Statement (Form S-8 No. 333-126252) pertaining to the W&T Offshore, Inc. 2004 Directors Compensation Plan,

(4)	Registration Statement (Form S-8 No. 333-219747) pertaining to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan;

of our report dated November 15, 2019 with respect to the Operating Statement of the Mobile Bay Properties included in this Form 8-K/A.

/s/ Ernst & Young LLP

Houston, Texas

November 15, 2019